  Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule 13D jointly on behalf of each such party.

Date: April 9, 2018

Evercel, Inc.

By:	/s/ Daniel Allen
Name: Daniel Allen
Title: President

SHSP Holdings, LLC

By:	Corona Park Investment Partners, LLC

By:	/s/ Daniel Allen
Name: Daniel Allen
Title: Manager

Corona Park Investment Partners, LLC

By:	/s/ Daniel Allen
Name: Daniel Allen
Title: Managing Partner

/s/ Daniel Allen